CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees of Kobren Insight Funds:

RE:           Kobren Growth Fund
              Kobren Moderate Growth Fund
              Kobren Conservative Allocation Fund

We hereby consent to the incorporation by reference of our report dated February 5, 1999 on our audit of the financial statements and financial highlights of the above referenced funds as of December 31, 1998 in the Statement of Additional Information with respect to the Post-Effective Amendment to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, of Kobren Insight Funds. We further consent to the reference to our Firm under the caption "Independent Accountants" in the Prospectus and "Custodian, Counsel and Independent Accountants" in the Statement of Additional Information


                                                     PricewaterhouseCoopers LLP


Boston, Massachusetts
April 22, 1999